Exhibit 12.1



 OVERSEAS SHIPHOLDING GROUP, INC.
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                      NINE MONTHS ENDED
                                                         SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                                   ------------------------  ------------------------------------------------------
                                                      2003        2002          2002       2001       2000      1999       1998
                                                   ------------------------  ------------------------------------------------------
EARNINGS:
   Income/(loss) before federal income taxes         $138,211   $(29,247)    $(20,864)   $154,445   $132,989   $21,764  $(56,220)
     Less: equity in (earnings) of 50% -or-less-
owned companies                                       (24,574)    (4,762)     (11,407)    (20,474)   (11,449)   (7,132)    3,600
     Less: (gain) on sale of investment in cruise            -          -            -           -          -         -  (42,288)
business
     Less: (gain)/provision for loss on planned
vessel dispositions                                                                                            (12,404)   85,072
                                                             -          -            -           -          -
   Pretax income/(loss) from continuing operations    113,637    (34,009)     (32,271)    133,971    121,540     2,228    (9,836)
     Add: fixed charges                                50,388     46,698       61,775      63,468     67,920    58,285    89,796
     Less: interest capitalized during the period      (3,287)    (3,492)      (4,949)    (13,151)   (15,411)  (10,614)   (3,035)
     Add: amortization of capitalized interest          2,250      2,250        3,000                            3,000     3,000
                                                                                            3,000      3,000
   Total Earnings                                    $162,988    $11,447      $27,555    $187,288   $177,049   $52,899   $79,925

FIXED CHARGES:
   Interest expense, including amortization of
deferred finance costs                                $45,042    $40,081      $52,693     $45,035    $46,667   $43,008   $83,197
     Add: interest capitalized during the period        3,287      3,492        4,949      13,151     15,411    10,614     3,035
     Add: interest portion of rental expense            2,059      3,125        4,133       5,282      5,842     4,663     3,564
   Total Fixed Charges                                $50,388    $46,698      $61,775     $63,468    $67,920   $58,285   $89,796


RATIO OF EARNINGS TO FIXED CHARGES                       3.2X          -            -        2.9X       2.6X         -         -

THE DEFICIENCY OF EARNINGS NECESSARY TO COVER
FIXED CHARGES                                                    $35,251      $34,220                           $5,386     $9,871

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